Exhibit 99.1

NEWS RELEASE
August 23, 2023

Dycom Announces Acquisition of Bigham Cable Construction, Inc.

Palm Beach Gardens, Florida, August 23, 2023 - Dycom Industries, Inc. (NYSE: DY) today announced that it has acquired Bigham Cable Construction, Inc. Bigham provides telecommunications construction services in the southeastern United States and generated approximately $140 million of revenue over the last twelve months. The acquisition strengthens Dycom’s customer base and geographic scope and expands its ability to further address growth opportunities in rural broadband deployments.

About Dycom Industries, Inc.

Dycom is a leading provider of specialty contracting services to the telecommunications infrastructure and utility industries throughout the United States. These services include program management; planning; engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.

Forward Looking Information

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements include expectations regarding an acquisition, including expected benefits of the transaction, future financial and operating results, future opportunities for the combined businesses and other statements regarding events or developments that the parties believe or anticipate will or may occur in the future. Forward-looking statements are based on management’s expectations, estimates and projections, are made solely as of the date these statements are made, and are subject to both known and unknown risks and uncertainties that may cause the actual results and occurrences discussed in these forward-looking statements to differ materially from those referenced or implied in the forward-looking statements contained in this press release. The most significant of these known risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) and include future economic conditions and trends including the potential impacts of an inflationary economic environment, changes to customer capital budgets and spending priorities, the availability and cost of materials, equipment and labor necessary to perform our work, the adequacy of the Company’s insurance and other reserves and allowances for doubtful accounts, whether the carrying value of the Company’s assets may be impaired, the future impact of any acquisitions or dispositions, adjustments and cancellations of the Company’s projects, the impact to the Company’s backlog from project cancellations or postponements, the impacts of pandemics and public health emergencies, the impact of varying climate and weather conditions, the anticipated outcome of other contingent events, including litigation or regulatory actions involving the Company, the adequacy of our liquidity, the availability of financing to address our financials needs, the Company’s ability to generate sufficient cash to service its indebtedness, the impact of restrictions imposed by the Company’s credit agreement, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update its forward-looking statements.

For more information, contact:
Callie Tomasso, Investor Relations
Email: investorrelations@dycomind.com
Phone: (561) 627-7171